EXHIBIT 10.22

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between SOUTHWEST BANK OF TEXAS NATIONAL ASSOCIATION (“Company”) and Charles F. Hall, Jr. (“Employee”).

WITNESSETH:

     WHEREAS, Company is desirous of employing Employee as an employee of the Company on the terms and conditions, and for the consideration, hereinafter set forth and Employee is desirous of being employed by Company on such terms and conditions and for such consideration;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

     1.1 Employment; Effective Date. Company agrees to employ Employee and Employee agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the “Effective Date” shall be the “Effective Time” as defined in the Agreement and Plan of Merger dated March 10, 2003, between Southwest Bancorporation of Texas, Inc., SWBT Merger, Inc. and Maxim Financial Holdings, Inc. (the “Merger Agreement”).

     1.2 Position. From and after the Effective Date, Company shall employ Employee with the title of Executive Vice President. Employee shall have such authorities, powers, functions and duties as Company shall reasonably delegate and request, consistent with Employee’s qualifications and level of compensation.

     1.3 Duties and Services. Employee agrees to serve as a full-time employee of the Company in the capacities referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

     1.4 Other Interests. Employee agrees, during the period of his employment by Company, to devote substantially all of his time, energy and best efforts during normal business hours (with allowances for vacation and sick leave) to the business and affairs of Company and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the “Board of Directors”). The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other passive business activities that do not conflict with the business and affairs of Company or interfere with Employee’s performance of his duties hereunder.

     1.5 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act that would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Employee shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2

TERM AND TERMINATION OF EMPLOYMENT

     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period beginning on the Effective Date and ending December 31, 2005 (“the Employment Term”).

     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

     (i) upon Employee’s death;

     (ii) if Employee is unable to perform the essential functions of his job (with or without reasonable accommodation) because he has become permanently disabled within the meaning of, and actually begins to receive disability benefits pursuant to, the long-term disability plan in effect for employees of the Company at that time;

     (iii) for cause, which for purposes of this Agreement shall mean Employee (A) has engaged in negligent or willful misconduct in the performance of the duties required of him hereunder, (B) has been convicted of a misdemeanor involving moral turpitude or convicted of a felony, (C) has materially failed without proper legal reason to perform the duties and responsibilities required of him hereunder (continuing three business days after receipt of written notice of need to cure), (D) has breached any material written corporate policy or code of conduct established by Company that Employee is or should have been aware of, or (E) has engaged in conduct that Employee knows or should know is materially injurious to Company or any of its affiliates;

     (iv) for Employee’s breach of any provision of this Agreement which, if correctable, remains uncorrected for three business days following written notice to Employee by Company of such breach; or

     (v) any other reason whatsoever, in the sole discretion of the Board of Directors.

     2.3 Employee’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Employee shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

     (i) a breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for three business days following written notice to Company by Employee of such breach;

     (ii) a substantial increase by Company in the level of responsibility of Employee from that contemplated at the inception of the Employment Term without providing additional compensation as mutually agreed upon by Company and Employee; or

     (iii) for any other reason whatsoever, in the sole discretion of Employee.

     2.4 Notice of Termination. If Company or Employee desires to terminate Employee’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.

ARTICLE 3

COMPENSATION AND BENEFITS

     3.1 Base Salary. Throughout the Employment Term, Employee shall receive an annual base salary of not less than $126,000 ($10,500 per month). Employee’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to Employees but no less frequently than monthly.

     3.2 Bonuses. At the end of each calendar year during the term of this Agreement, Employee may be entitled to a bonus of up to 30% of his then current annual base salary. The amount of such bonus, if any, shall be entirely discretionary with the management of Company and the Compensation Committee of the Board of Directors. In making its determination as to the amount of any such bonus, management and the Compensation Committee of the Board of Directors shall consider the same criteria as that used for determining bonuses for other employees of Company, from time to time. It is contemplated that such criteria shall include Employee’s performance, Company’s financial performance and the performance of Company’s common stock as compared to other members of its peer group.

     3.3 Other Perquisites. During his employment hereunder, Employee shall be afforded the following benefits as incidences of his employment:

     (i) Business and Entertainment Expenses. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, Company shall reimburse Employee for, or pay on behalf of

Employee, reasonable and appropriate expenses incurred by Employee for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

     (ii) Other Company Benefits. Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, that are now, or may hereafter be, available to all other employees of Company, and Employee will be entitled to credit for prior service with MaximBank (“Maxim”) for all purposes under such benefits, plans and programs. Such benefits, plans and programs may include, without limitation, 401(k) plans, health insurance or health care plans, disability insurance, supplemental retirement plans, vacation and sick leave benefits, and the like. Employee shall also be entitled to a monthly automobile allowance consistent with Company policy for Executive Vice Presidents. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally. This Section 3.3(ii) does not apply to cash bonuses, which are addressed in Section 3.2.

     (iii) Stock Options. Company will award an option to Employee to purchase 10,000 shares of Company’s common stock under Company’s 1996 Stock Option Plan, within two weeks following the Effective Date, such incentive option to be subject to the same terms and provisions (including vesting) as those awarded to other Employees under such plan.

ARTICLE 4

CONFIDENTIAL INFORMATION

     4.1 In General. Company will disclose to Employee, or place Employee in a position to have access to or develop trade secrets or confidential information of Company or its affiliates; and/or will entrust Employee with business opportunities of Company or its affiliates; and/or will place Employee in a position to develop business goodwill on behalf of Company or its affiliates. Employee recognizes and acknowledges that Employee will have access to certain information of Company and that such information is confidential and constitutes valuable, special and unique property of Company. Employee shall not at any time, either before, during or subsequent to the Employment Term, disclose to others, use, copy or permit to be copied, except in pursuance of Employee’s duties for and on behalf of Company, its successors, assigns or nominees, any Confidential Information of Company (regardless of whether developed by Employee) without the prior written consent of Company. The term “Confidential Information” means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, corporate opportunities, research, financial data, evaluations, prospects, and applications of products and services, results of investigations or studies owned or used by Company, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at anytime used, developed, investigated, made or sold by Company, before or during the Employment Term, that are not readily available to the public or otherwise made available to the public through no fault of Employee, or that are maintained as confidential by Company. Employee shall maintain in confidence any Confidential Information of third parties received as a result of Employee’s employment with Company in accordance with Company’s obligations to such third parties and the policies established by Company. For purposes of this Section 4.1 and Section 5.1., below, the term “Confidential Information” shall include information about Maxim.

     4.2 Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 4 by Employee, and Company shall be entitled to enforce the provisions of this Article 4 by terminating payments then owing to Employee under this Agreement and/or seeking specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 4, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Employee and his agents involved in such breach and remedies available to Company pursuant to other agreements with Employee.

ARTICLE 5

NON-COMPETITION OBLIGATIONS

     5.1 In General. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the Confidential Information of Company, Maxim, and their affiliates that has been and will in the future be disclosed or entrusted to Employee, the business goodwill of Company, Maxim, and their affiliates that has been and will in the future be developed in Employee, or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company, Maxim, and their affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the non-competition obligations hereunder. Employee shall not, directly or indirectly for Employee or for others, in any geographic area or market where Company or Maxim or any of their affiliates are conducting any business through Company or Maxim facilities as of the date of the termination of the employment relationship or have during the previous twelve months conducted such business:

     (i) engage in any business competitive with the business conducted by Company or Maxim in any county in which the Company or Maxim maintains an office;

     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company or Maxim with respect to such competitive business; or

     (iii) induce any employee of Company or any of its affiliates to terminate his or her employment with Company, Maxim or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company or Maxim.

These non-competition obligations shall apply during the longer of (a) the period that Employee is receiving benefits pursuant to Article 3 and Article 7 hereunder, or (b) the period beginning with the date of termination of the employment relationship if such termination is by Company pursuant to Section 2.2(iii) or (iv) or by Employee pursuant to Section 2.3(iii) and ending on December 31, 2005

     5.2 Enforcement and Remedies. Employee understands that the restrictions set forth in paragraph 5.1 may limit Employee’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Employee, and Company shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or seeking specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Employee and Employee’s agents involved in such breach and remedies available to Company pursuant to other agreements with Employee.

     5.3 Reformation. It is expressly understood and agreed that Company and Employee consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6

STATEMENTS CONCERNING COMPANY

     6.1 In General. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities’ officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities’ officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7

EFFECT OF TERMINATION ON COMPENSATION

     7.1 By Expiration. If Employee’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with termination of his employment (except to the extent benefits continue pursuant to the specific terms of any plan or program).

     7.2 By Company. If Employee’s employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment (except to the extent benefits continue pursuant to the specific terms of any plan or program); provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii), or (iv), then Company shall (i) pay Employee the Termination Payments and (ii) provide Employee with Continuation Benefits. For purposes of this Agreement, (A) the term “Termination Payments” shall mean continuation of Employee’s annual base salary as provided in paragraph 3.1 and continuation of Employee’s bonuses as provided in paragraph 3.2 at the average percentage of annual base salary that was paid to Employee as bonus during the two-year period preceding his termination of employment with Company, as if he had remained employed by Company throughout the Employment Term, and (B) the term “Continuation Benefits” shall mean continued coverage under Company’s medical and dental plans and life insurance for Employee and his dependents (including his spouse) who were covered under such plans and insurance on the day prior to Employee’s termination of employment with Company for the same period as the Termination Payments (provided, however, that (1) such coverage shall terminate if and to the extent Employee becomes eligible to receive medical, dental and life insurance coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Employee), (2) if Employee (and/or his spouse) would have been entitled to retiree medical, dental, and/or life insurance coverage under Company’s plans had he voluntarily retired on the date of such termination, then such coverages shall be continued as provided under such plans, and (3) in the event that continued participation in any such Company plan is for whatever reason impermissible, Company shall arrange upon comparable terms benefits substantially equivalent to those that may not be so provided under the plan maintained by Company). Notwithstanding the preceding provisions of this paragraph 7.2, as a condition to the receipt of any Termination Payments and/or Continuation Benefits pursuant to this paragraph 7.2, Employee must first execute a release and agreement which shall release Company, its affiliates and their officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with Company and the termination of such employment.

     7.3 By Employee. If Employee’s employment hereunder shall be terminated by Employee prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment (except to the extent benefits continue pursuant to the specific terms of any plan or program); provided, however, that if such termination shall be pursuant to paragraph 2.3(i) or (ii), then Company shall (i) pay Employee the Termination Payments and (ii) provide Employee with Continuation Benefits, subject to Employee’s execution of a release and agreement as described in the last sentence of Section 7.2.

     7.4 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement (but not for other independent claims that either may have against the other), Company and Employee hereby agree that the payments, if any, to be received by Employee pursuant to this Article 7 shall be received by Employee as liquidated damages.

     7.5 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of Employee and Company with respect to Employee’s base salary, bonus, life insurance and certain perquisites of employment. Employee’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, and incentive and deferred compensation shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 8

MISCELLANEOUS

     8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Southwest Bank of Texas National Association 4400 Post Oak Parkway Houston, Texas 77027 Attention: Paul B. Murphy, Jr.

If to Employee to:	Charles F. Hall, Jr. P. O. Box 1687 League City, Texas 77574

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

     8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     8.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

     8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     8.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

     8.10 Successor Obligations. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.

     8.11 Assignment. Except as provided in paragraph 8.10, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     8.12 Term. This Agreement shall be effective on the date of its execution as indicated below and shall continue in effect until the end of the Employment Term provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4, 5, and 6 shall survive any termination of the employment relationship and/or of this Agreement.

     8.13 Execution of Release. Prior to the consummation of the transactions contemplated in that certain Agreement and Plan of Merger between Southwest Bancorporation of Texas, Inc., SWBT Merger, Inc. and Maxim Financial Holdings, Inc. dated as of March 10, 2003 (the “Acquisition Agreement”), Employee agrees to execute an instrument, substantially in the form of Exhibit I to the Acquisition Agreement, and dated as of the Effective Time (as defined under the Acquisition Agreement), releasing Maxim Financial Holdings, Inc. and its subsidiaries from any and all claims Employee may have against such parties (except as set forth therein).

     8.14 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.3(ii) and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March 10, 2003.

SOUTHWEST BANK OF TEXAS NATIONAL ASSOCIATION
By:	/s/ Paul B. Murphy, Jr.
Paul B. Murphy, Jr.
President and Chief Executive Officer

“COMPANY”
/s/ Charles F. Hall, Jr
CHARLES F. HALL, JR.
“EMPLOYEE”